Exhibit 99.1

FOR IMMEDIATE RELEASE



                                       For further information contact:
                                       Donald A. Williams, President & CEO
                                       Michael J. Janosco, Jr., CFO
                                       413-568-1911


WESTFIELD FINANCIAL, INC. REPORTS SETTLEMENT OF REIT-RELATED TAX LIABILITY

Westfield, Massachusetts, June 25, 2003: - Westfield Financial, Inc. (AMEX:
"WFD") (the "Company") the holding company for Westfield Bank (the "Bank"), announced today that it has entered into an agreement with the Massachusetts Department of Revenue ("DOR") to settle the issue related to taxes owed on dividends received from the Bank's Real Estate Investment Trust ("REIT") subsidiary in 2002 and prior tax years. Under the agreement, the Company will pay 50% of the amount including interest that would have been owed under legislation that was enacted in January, 2003. The payment is a deductible expense for federal tax purposes.

During the first quarter of 2003, the Company accrued an amount of $2.8 million, net of federal benefit, related to the REIT. As a result of the settlement with the DOR, the Company's second quarter financial results will include a credit of approximately $1.4 million, representing a reversal of 50% of the charge taken in the first quarter.

Westfield Financial, Inc. (AMEX: "WFD") is the holding company for Westfield Bank, a Massachusetts-chartered bank headquartered in Westfield, Massachusetts and operating through 10 banking offices in Agawam, East Longmeadow, Holyoke, Southwick, Springfield, West Springfield and
Westfield, Massachusetts. The Bank's deposits are insured by the Federal Deposit Insurance Corporation and the Depositors Insurance Fund.


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